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                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors and Stockholders
Electric Fuel Corporation

We consent to the incorporation by reference in the registration statements (No's 33-80144 and 333-19753) on Form S-8 of Electric Fuel Corporation of our report dated March 25,1997, relating to the consolidated balance sheets of Electric Fuel Corporation as of December 31, 1995 and 1996, and the related consolidated statements of loss, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Electric Fuel Corporation.



                                          Kesselman & Kesselman
                                          Certified Public Accountants (Israel)


Jerusalem, Israel
 March 25, 1997